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                          February 22, 2021

       Garo Armen
       Executive Chairman
       Protagenic Therapeutics, Inc.
       149 Fifth Avenue
       New York, NY 10010

                                                        Re: Protagenic
Therapeutics, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed February 11,
2021
                                                            File No. 333-253006

       Dear Mr. Armen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Nicholas
Lamparski at (202) 551-4695 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services